Exhibit 99.1

Mesa Regains Compliance with NASDAQ Minimum Bid Price Requirement

June 5, 2024

PHOENIX, June 5, 2024 (GLOBE NEWSWIRE) -- Mesa Air Group, Inc. (NASDAQ: MESA) (“Mesa” or the “Company”) announced today that it has received a notification letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“NASDAQ”) informing the Company that it has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

On November 3, 2023, NASDAQ notified Mesa Air that the closing bid price of the Company’s common stock had not met the Minimum Bid Price Requirement of $1.00 per share for 30 consecutive business days. In response, Mesa Air was tasked with maintaining a closing bid price of $1.00 per share or more for a minimum of 10 consecutive business days to regain compliance.

On June 4, 2024, NASDAQ verified and confirmed that for 10 successive business days, from May 20, 2024, to June 3, 2024, the closing bid price of Mesa Air’s common stock was at or above the $1.00 minimum per share threshold. Mesa Air has thus satisfactorily regained compliance with the Minimum Bid Price Requirement and NASDAQ considers the matter closed.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 79 cities in 36 states, the District of Columbia, Canada, Cuba, and Mexico. As of March 31, 2024, Mesa operated a fleet of 80 aircraft, with approximately 263 daily departures. The Company had approximately 2,110 employees. Mesa operates all its flights as United Express pursuant to the terms of a capacity purchase agreement entered into with United Airlines, Inc.

Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. These forward-looking statements are based on the Company’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to the Company. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the SEC, including the risk factors contained in its most recent Annual Report on Form 10-K and the Company’s other subsequent filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

Contact:

Mesa Air Group, Inc.

Media

media@mesa-air.com

Investor Relations

investor.relations@mesa-air.com